UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 25, 2022

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 President Clinton Ave., Ste. 300, Little Rock, AR	72201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(501) 205-8508

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	INUV	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 25, 2022, Inuvo, Inc. (the “Company”) announced the election of (a) Jonathan Bond to the Company’s Board of Directors (the “Board”) as a Class II director, effective March 25, 2022, to serve until the 2022 annual meeting of shareholders and until his successor is duly elected; and (b) Kenneth Lee to the Company’s Board as a Class III director, effective March 25, 2022, to serve until the 2023 annual meeting of shareholders and until his successor is duly elected. Messrs. Bond and Lee were elected to fill vacancies on the Board, which brings the total number of directors on the Board to six.

Mr. Bond is one of the advertising and marketing industry’s most recognized thought leaders and entrepreneurs, with over 35 years of experience. He previously was the Co-Founder and Chief Executive Officer of Kirshenbaum Bond Senecal & Partners LLC (“KBP”). Prior to KBP, Mr. Bond served as the Chief Executive Officer of Big Fuel (now part of Publicis), one of the world’s largest social media agencies that serves blue chip clients. He helped establish iballs, one of the first online media agencies, which sold to Microsoft in the early 2000s. He also co-founded Media Kitchen and Varick under the KBP umbrella. From 2015 to December 2016, Mr. Bond was the founder of Tomorro LLC, an innovation consultancy. From January 2017 to June 2018, Mr. Bond was the Co-Chairman at The Shipyard, a full-service advertising agency focused on data science, which acquired Tomorro LLC. From June 2017 to June 2020, Mr. Bond was the Chairman and director of SITO Mobile, Ltd. He is currently fractional CMO/partner of Blue Bear Protection, Lacure and Halo Collar and a member of the board of directors of Sonobi, Inc. Mr. Bond has had investments and/or board roles at White Ops, Compound (formerly known as Metamorphic Ventures), TZP Group, Victors and Spoils (now part of Havas), Simplifi, Appinions, Data Xu, BlackBook magazine and Klout. Mr. Bond received a Bachelor of Arts from Washington University (St. Louis).

Mr. Lee is a Senior Vice President at Ingalls & Snyder in New York, where he manages and co-manages customized portfolios for private clients, investment partnerships and institutions. Mr. Lee came to Ingalls in 2018 with a group of clients that trace back to Bridgehampton Capital Management LLC, which Mr. Lee founded in 2006, and merged into Tocqueville Asset Management in 2014. Prior to starting his own firm, Mr. Lee joined Salomon Brothers Asset Management (SBAM) in 1998 where he managed over $1 billion in convertible and corporate bonds in a multi-strategy hedge fund setting within SBAM. Prior to SBAM, Mr. Lee worked for Brown Brothers Harriman in sell-side equity research focusing on technology and financial services firms. In addition, he has had multiple leadership roles on non-profit boards and is a member of the board of directors of CCX Network, Inc., a private telecommunications identity startup. Mr. Lee has a B.A. in History from Wesleyan University and an M.B.A. in Finance and Management from the Stern School of Business, New York University.

Neither Mr. Bond nor Mr. Lee have any direct or indirect material interest in any transaction with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between either of Mr. Bond or Mr. Lee and any other person pursuant to which either Mr. Bond or Mr. Lee was selected as a director.

As with each of the Company’s independent directors, Messrs. Bond and Lee will each be entitled to receive compensation for service on the Board. The current annual compensation for independent directors of the Company is $30,000 in cash and 30,000 restricted stock units.

Each of Mr. Bond and Mr. Lee has also entered into the Company’s standard indemnification agreement for directors, the form of which was previously filed by the Company as Exhibit 10.5 to the Company’s Form 10-Q for the three month period ended September 30, 2018, initially filed with the Securities and Exchange Commission on November 7, 2018.

A press release announcing the election of Messrs. Bond and Lee is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release, dated March 28, 2022.
Exhibit 104	Cover Page Interactive Data File (imbedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.
Date: March 28, 2022	By:	/s/ Wallace D. Ruiz
Wallace D. Ruiz, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 28, 2022.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).